Exhibit 99.1

B. Riley Financial Reports Third Quarter 2023 Results;
Declares Quarterly Dividend of $1.00 per share

Board authorizes $50 million annual share repurchase plan

LOS ANGELES, November 8, 2023 – B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley” or the “Company”), a diversified financial services platform, today released results for the three-month and nine-month period ending September 30, 2023.

Financial Highlights for Three and Nine Months Ended September 30, 2023

●	Record total revenues of $462.3 million in Q3, up 48% year-over-year; Record YTD revenues of $1.30 billion for the first nine months of 2023, up 86%

●	Net loss of $75.8 million in Q3 primarily driven by unrealized investment losses related to changes in mark-to-market valuations on equities portfolio; net loss of $16.3 million for the first nine months of 2023

●	Operating revenues(2) of $472.9 million in Q3; and $1.22 billion for the first nine months of 2023

●	Operating adjusted EBITDA(3) of $107.5 million in Q3, up 34% sequentially; and $267.8 million for the first nine months of 2023

●	Strong balance sheet with total cash and investments(6) of $2.05 billion at September 30; over $250 million in cash and cash equivalents and undrawn revolver of approximately $100 million

●	Board declares regular quarterly dividend of $1.00 per share; authorizes $50 million annual share repurchase plan

Bryant Riley, Chairman and Co-Chief Executive Officer of B. Riley Financial, commented: “During the third quarter, we generated meaningful operating adjusted EBITDA consistent with our platform objectives to drive better results from a broader client set. Despite lower investment marks that reflect a difficult small cap market environment, we are as encouraged by the middle market setup as we have been in years and expect to take advantage of recent market dislocations.”

“We continue to focus on maintaining an efficient capital structure that funds continued platform growth. To this end, during the quarter, we raised approximately $115 million of equity proceeds in a July common stock offering, expanded our Nomura credit facility by approximately $240 million, and reduced other outstanding debt by over $100 million. Collectively, these initiatives resulted in a meaningful improvement in our quarter-end balance sheet, and leave us with over $2 billion in cash and investments. We believe our nimble balance sheet has us well positioned to take advantages of the opportunities we see ahead going into 2024, and we could not be more enthusiastic.”

Tom Kelleher, Co-Chief Executive Officer of B. Riley Financial, added: “Highlights for the quarter included strong performance from retail liquidation and another record revenue period for Advisory Services as our countercyclical restructuring businesses continue to be the beneficiary of challenged market dynamics. During the quarter, we saw a meaningful increase in B. Riley Securities investment banking revenue, up over 100% from Q2 driven by significantly higher underwritten offerings, in addition to improved performance in wealth management as a result of our strategic realignment of this business. While Targus has faced challenges in 2023, we believe the brand will be competitively positioned as the PC market recovers. Our platform’s diversification continues to prove its resiliency amid a challenging backdrop throughout 2023. As we look ahead, we remained focused on executing on our strategy and continuing to invest in our platform to strengthen our market share and build out our execution capabilities with best-in-class talent.”

www.brileyfin.com | NASDAQ: RILY	1

Financial Summary

Total revenues increased 48% to $462.3 million during the three months ended September 30, 2023 from $312.1 million during the three months ended September 30, 2022, primarily driven by retail liquidation and consumer in addition to increased revenues from financial consulting, communications, and wealth management.

Revenues increased 86% to $1.30 billion for the first nine months of 2023 compared to $698.6 million in the prior nine-month period in 2022 primarily driven by Capital Markets, liquidation, and the additions of Targus, Lingo and BullsEye Telecom to the platform in 2022.

Net loss of $75.8 million for the three months ended September 30, 2023 was primarily attributable to unrealized investment losses which reflect changes in mark-to-market values on held equity investments, in addition to a non-cash goodwill and tradename impairment charge of $35.5 million related to Targus. Net loss for the first nine months of 2023 was $16.3 million.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except for share data)	2023	2022	2023	2022
Net (loss) income available to common shareholders	$(75,838)	$45,835	$(16,329)	$(108,390)
Basic (loss) income per common share	$(2.53)	$1.62	$(0.56)	$(3.86)
Diluted (loss) income per common share	$(2.53)	$1.53	$(0.56)	$(3.86)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2023	2022	2023	2022

Operating Revenues (2)	$472,899	$319,034	$1,217,334	$842,536
Investment (Loss) Gains (4)	(10,587)	(6,917)	83,346	(143,958)
Total Revenues	$462,312	$312,117	$1,300,680	$698,578

Operating Adjusted EBITDA (3)	$107,492	$106,244	$267,834	$264,651
Investment Adjusted EBITDA (5)	(79,373)	35,193	(4,991)	(218,329)
Total Adjusted EBITDA (1)	$28,119	$141,437	$262,843	$46,322

Certain of the information set forth herein, including Adjusted EBITDA(1), Operating Revenues(2), and Operating Adjusted EBITDA(3), may be considered non-GAAP financial measures. Information about B. Riley Financial’s use of non-GAAP financial measures is provided below under “Use of Non-GAAP Financial Measures.”

Operating revenues(2) increased to $472.9 million for the third quarter and increased to $1.22 billion for the first nine months of 2023, up from $319.0 million and $842.5 million in the respective prior year periods in 2022, representing the highest in the firm’s history, both on a quarterly and year-to-date basis.

Operating adjusted EBITDA(3) increased to $107.5 million for the third quarter and $267.8 million for the first nine months of 2023, up from $106.2 million in the prior year quarter and $264.7 million in the first nine months of 2022. Operating adjusted EBITDA for the third quarter ranked third highest in the firm’s history and ranked second highest for the first nine months.

www.brileyfin.com | NASDAQ: RILY	2

Investment gains (loss)(4) in the third quarter of 2023 was a loss of $10.6 million recognized as trading losses and fair value adjustments on loans in revenues. In addition, $75.4 million of realized and unrealized losses on investments was recognized as Other Income.

Dividend income increased to $12.9 million for the three months of 2023 and $35.6 million for the first nine months of 2023, up from $9.2 million in the third quarter of 2022 and $26.3 million for the first nine months of 2022.

Segment Financial Summary

Three months ended September 30, 2023:

	Segment Revenues		Segment Income (Loss)
	Three Months Ended September 30,		Three Months Ended September 30,
(Dollars in thousands)	2023	2022	2023	2022
Capital Markets	$139,566	$151,152	$37,400	$95,858
Wealth Management	51,365	48,172	2,399	(9,497)
Auction and Liquidation	77,605	7,039	18,130	577
Financial Consulting	37,360	22,835	10,503	2,704
Communications	83,793	73,824	7,492	2,438
Consumer	62,695	5,023	(32,968)	3,599

	Segment Revenues		Segment Income (Loss)
	Three Months Ended September 30,		Three Months Ended September 30,
(Dollars in thousands)	2023	2022	2023		2022
Capital Markets
Operating	$150,643	$159,096	$51,407	(7)	$81,592	(7)
Investment	(11,077)	(7,944)	(14,007)		14,266
Total	$139,566	$151,152	$37,400		$95,858

●	Capital Markets segment revenues were $139.6 million with segment income of $37.4 million. Excluding investment gains (loss)(4), this segment generated operating revenues(2) of $150.6 million and segment operating income(7) of $51.4 million, primarily driven by investment banking revenues from B. Riley Securities.

●	Wealth Management segment revenues increased to $51.4 million, up from $48.2 million in the prior year quarter. Segment income increased to $2.4 million, reflecting the strategic realignment of this business throughout 2022. Wealth Management assets under management totaled approximately $24 billion at quarter-end.

●	Auction and Liquidation segment revenues increased to $77.6 million, up from $7.0 million from the prior year quarter, primarily due to an increase in both the number and the size of retail liquidation engagements. Segment income totaled $18.1 million. Results for this segment vary from quarter-to-quarter and year-to-year due to the episodic impact of large retail liquidation engagements.

●	Financial Consulting segment revenues increased to $37.4 million up from $22.8 million in the prior year quarter, primarily due to an increase of bankruptcy and litigation consulting assignments, appraisal engagements, and real estate restructuring projects. Segment income totaled $10.5 million for the quarter.

●	Communications segment revenues increased to $83.8 million, primarily due to the addition of Lingo and BullsEye Telecom during 2022. On a combined basis, communications businesses – magicJack, United Online, Marconi Wireless, Lingo and BullsEye Telecom— generated segment income of $7.5 million for the quarter.

www.brileyfin.com | NASDAQ: RILY	3

●	Consumer segment revenues increased to $62.7 million primarily due to the addition of Targus during the fourth quarter of 2022, in addition to revenues from the licensing of brand trademarks. Targus has faced challenges due to softness in the overall PC marketplace and as a result, recorded a non-cash goodwill and tradename impairment charge of $35.5 million which contributed to a segment loss for the quarter.

Nine months ended September 30, 2023:

	Segment Revenues		Segment Income (Loss)
	Nine Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2023	2022	2023	2022
Capital Markets	$487,029	$255,292	$201,096	$89,609
Wealth Management	148,895	188,040	2,414	(26,906)
Auction and Liquidation	93,826	14,318	22,518	228
Financial Consulting	93,582	73,081	22,604	11,900
Communications	255,668	147,711	28,257	19,115
Consumer	192,810	14,754	(29,236)	10,590

	Segment Revenues		Segment Income (Loss)
(Dollars in thousands)	Nine Months Ended September 30,		Nine Months Ended September 30,
Capital Markets	2023	2022	2023		2022
Operating	$405,918	$402,327	$132,867	(7)	$175,639	(7)
Investment	81,111	(147,035)	68,229		(86,030)
Total	$487,029	$255,292	$201,096		$89,609

Common Dividend

B. Riley’s Board of Directors declared a regular quarterly dividend of $1.00 per share which will be paid on or about November 30, 2023 to stockholders of record as of November 20, 2023.

Share Repurchase Authorization

B. Riley’s Board of Directors has approved an annual share repurchase plan authorizing the repurchase of up to $50 million of its common shares.

Balance Sheet Summary

At September 30, 2023, cash and investments(6) totaled $2.05 billion including cash and cash equivalents of $252.3 million; $1.2 billion in net securities and other investments owned, at fair value; and $549.1 million of loans receivable.

Total debt, net of cash and investments,(6) was $311.2 million at quarter-end. Total debt of $2.36 billion as of September 30, 2023 included $1.67 billion of senior notes due at various dates ranging from May 31, 2024 to August 31, 2028 with interest rates ranging from 5.00% to 6.75%; $618.3 million in term loan; $57.2 million of revolving credit facilities; and $21.3 million of notes payable.

Earnings Call Details

B. Riley Financial has pulled forward its third quarter 2023 earnings call to today, Wednesday November 8, 2023, beginning at 8:30 AM ET (5:30 AM PT). Investors may access the live audio webcast and archived recording at https://ir.brileyfin.com/events-and-presentations. A web recording will be made available for replay until November 23, 2023.

www.brileyfin.com | NASDAQ: RILY	4

About B. Riley Financial

B. Riley Financial is a diversified financial services platform that delivers tailored solutions to meet the strategic, operational, and capital needs of its clients and partners. B. Riley leverages cross-platform expertise to provide clients with full service, collaborative solutions at every stage of the business life cycle. Through its affiliated subsidiaries, B. Riley provides end-to-end financial services across investment banking, institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction, and liquidation services. B. Riley opportunistically invests to benefit its shareholders, and certain affiliates originate and underwrite senior secured loans for asset-rich companies. B. Riley refers to B. Riley Financial, Inc. and/or one or more of its subsidiaries or affiliates. For more information, please visit www.brileyfin.com.

Footnotes (See “Note Regarding Use of Non-GAAP Financial Measures” for further discussion of these non-GAAP terms. For a reconciliation of Adjusted EBITDA, Operating Revenue, Operating Adjusted EBITDA, and Investment Adjusted EBITDA to the comparable GAAP financial measures, please see the Appendix hereto.)

(1)	Adjusted EBITDA includes earnings before interest, taxes, depreciation, amortization, restructuring charge, share-based payments, gain on extinguishment of loans, impairment of goodwill and tradenames, and transaction related and other costs.
(2)	Operating Revenues is defined as the sum of revenues from (i) Service and Fees, (ii) Interest Income - Loans and Securities Lending and (iii) Sales of Goods.
(3)	Operating Adjusted EBITDA is defined as Adjusted EBITDA excluding (i) Trading Income (Loss) and Fair Value Adjustments on Loans, (ii) Realized and Unrealized Gains (Losses) on Investments, and (iii) other investment related expenses.
(4)	Investment Gains (Loss) is defined as Trading Income (Loss) and Fair Value Adjustments on Loans.
(5)	Investment Adjusted EBITDA is defined as the sum of (i) Trading Income (Loss) and Fair Value Adjustments on Loans and (ii) Realized and Unrealized Gains (Losses) on Investments, less other investment related expenses.
(6)	Total cash and investments is defined as the sum of cash and cash equivalents, restricted cash, due from clearing brokers net of due to clearing brokers, securities and other investments owned, at fair value net of (i) securities sold not yet purchased and (ii) noncontrolling interest related to investments, advances against customer contracts, loans receivable, at fair value net of loan participations sold, and other investments reported in prepaid and other assets.
(7)	Segment Operating Income (Loss) is defined as segment income (loss) excluding trading income (loss) and fair value adjustments on loans and other investment related operating expenses.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including operating revenues, adjusted EBITDA, operating adjusted EBITDA, and investment adjusted EBITDA, may be considered non-GAAP financial measures. B. Riley Financial believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of its business and its revenues and cash flow, (i) excluding in the case of operating revenues, trading income (losses) and fair value adjustments on loans, (ii) excluding in the case of adjusted EBITDA, net interest expense, provisions for or benefit from income taxes, depreciation, amortization, fair value adjustment, restructuring charge, gain on extinguishment of loans, impairment of trade names, stock-based compensation and transaction and other expenses, (iii) excluding in the case of operating adjusted EBITDA, the aforementioned adjustments for adjusted EBITDA as well as trading income (losses) and fair value adjustments on loans, and other investment related expenses, (iv) including in the case of investment adjusted EBITDA, trading income (losses) and fair value adjustments on loans, net of other investment related expenses, and (v) including in the case of total cash and investments, cash and cash equivalents, restricted cash, due from clearing brokers net of due to clearing brokers, securities and other investments owned, at fair value net of (a) securities sold not yet purchased and (b) noncontrolling interest related to investments, advances against customer contracts, loans receivable, at fair value net of loan participations sold, and other investments reported in prepaid and other assets, that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”). In addition, the Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance, management compensation, capital resources, and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward-looking statements include, but are not limited to, statements regarding our excitement and the expected growth of our business segments. Factors that could cause such actual results to differ materially from those contemplated or implied by such forward-looking statements include, without limitation, the risks described from time to time in B. Riley Financial, Inc.’s periodic filings with the SEC, including, without limitation, the risks described in B. Riley Financial, Inc.’s 2022 Annual Report on Form 10-K under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (as applicable). Additional information will be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley Financial undertakes no duty to update this information.

www.brileyfin.com | NASDAQ: RILY	5

B. RILEY FINANCIAL, INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value)

	September 30,	December 31,
	2023	2022
	(Unaudited)
Assets
Assets
Cash and cash equivalents	$252,288	$268,618
Restricted cash	2,060	2,308
Due from clearing brokers	25,579	48,737
Securities and other investments owned, at fair value	1,197,587	1,129,268
Securities borrowed	2,782,000	2,343,327
Accounts receivable, net	127,418	149,110
Due from related parties	395	1,081
Loans receivable, at fair value (includes $192,828 and $98,729 from related parties as of September 30, 2023 and December 31, 2022, respectively)	549,142	701,652
Prepaid expenses and other assets	265,531	460,696
Operating lease right-of-use asset, net	82,245	88,593
Property and equipment, net	24,774	27,141
Goodwill	497,388	512,595
Other intangible assets, net	333,641	374,098
Deferred income taxes	2,808	3,978
Total assets	$6,142,856	$6,111,202
Liabilities and Equity
Liabilities
Accounts payable	$54,030	$81,384
Accrued expenses and other liabilities	303,428	322,974
Deferred revenue	73,829	85,441
Due to related parties and partners	289	2,210
Due to clearing brokers	—	19,307
Securities sold not yet purchased	7,120	5,897
Securities loaned	2,772,790	2,334,031
Operating lease liabilities	93,027	99,124
Deferred income taxes	6,677	29,548
Notes payable	21,300	25,263
Revolving credit facility	57,246	127,678
Term loan	618,301	572,079
Senior notes payable, net	1,667,088	1,721,751
Total liabilities	5,675,125	5,426,687

Redeemable noncontrolling interests in equity of subsidiaries	—	178,622

Total B. Riley Financial, Inc. stockholders’ equity	413,781	446,514
Noncontrolling interests	53,950	59,379
Total equity	467,731	505,893
Total liabilities and equity	$6,142,856	$6,111,202

www.brileyfin.com | NASDAQ: RILY	6

B. RILEY FINANCIAL, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues:		As Restated		As Restated
Services and fees	$278,023	$257,310	$743,909	$651,786
Trading (loss) income and fair value adjustments on loans	(10,587)	(6,917)	83,346	(143,958)
Interest income - Loans and securities lending	69,730	57,594	222,115	182,855
Sale of goods	125,146	4,130	251,310	7,895
Total revenues	462,312	312,117	1,300,680	698,578
Operating expenses:
Direct cost of services	67,850	44,523	178,188	73,959
Cost of goods sold	78,053	3,089	165,996	7,334
Selling, general and administrative expenses	221,688	163,727	623,200	506,062
Restructuring charge	228	8,016	949	8,016
Impairment of goodwill and tradenames	35,500	—	37,233	—
Interest expense - Securities lending and loan participations sold	38,368	17,447	106,572	43,757
Total operating expenses	441,687	236,802	1,112,138	639,128
Operating income	20,625	75,315	188,542	59,450
Other income (expense):
Interest income	180	686	3,455	1,253
Dividend income	12,876	9,175	35,635	26,279
Realized and unrealized (losses) gains on investments	(75,361)	19,071	(84,960)	(136,205)
Change in fair value of financial instruments and other	(4,170)	(574)	(3,998)	9,728
(Loss) income from equity investments	(308)	(91)	(175)	3,285
Interest expense	(45,229)	(34,587)	(140,122)	(96,787)
(Loss) income before income taxes	(91,387)	68,995	(1,623)	(132,997)
Benefit from (provision for) income taxes	15,079	(16,350)	(14,344)	39,858
Net (loss) income	(76,308)	52,645	(15,967)	(93,139)
Net (loss) income attributable to noncontrolling interests and redeemable noncontrolling interests	(2,485)	4,808	(5,680)	9,245
Net (loss) income attributable to B. Riley Financial, Inc.	(73,823)	47,837	(10,287)	(102,384)
Preferred stock dividends	2,015	2,002	6,042	6,006
Net (loss) income available to common shareholders	$(75,838)	$45,835	$(16,329)	$(108,390)

Basic (loss) income per common share	$(2.53)	$1.62	$(0.56)	$(3.86)
Diluted (loss) income per common share	$(2.53)	$1.53	$(0.56)	$(3.86)

Weighted average basic common shares outstanding	29,961,068	28,293,064	28,933,546	28,068,160
Weighted average diluted common shares outstanding	29,961,068	29,968,417	28,933,546	28,068,160

Note: Certain results for the three and nine-month periods ended September 30, 2022 reflect amounts as restated in our 2022 Annual Report on Form 10-K for the year ended December 31, 2022.

www.brileyfin.com | NASDAQ: RILY	7

B. RILEY FINANCIAL, INC.

Adjusted EBITDA and Operating Adjusted EBITDA Reconciliation

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net (loss) income attributable to B. Riley Financial, Inc.	$(73,823)	$47,837	$(10,287)	$(102,384)
Adjustments:
(Benefit from) provision for income taxes	(15,079)	16,350	14,344	(39,858)
Interest expense	45,229	34,587	140,122	96,787
Interest income	(180)	(686)	(3,455)	(1,253)
Share based payments	11,026	14,613	35,264	45,828
Depreciation and amortization	12,491	10,717	38,102	26,526
Restructuring charge	228	8,016	949	8,016
Loss (gain) on extinguishment of loans	5,409	—	5,409	(1,102)
Impairment of goodwill and tradenames	35,500	—	37,233	—
Transactions related costs and other	7,318	10,003	5,162	13,762
Total EBITDA adjustments	101,942	93,600	273,130	148,706
Adjusted EBITDA	$28,119	$141,437	$262,843	$46,322

Operating EBITDA Adjustments:
Trading loss (income) and fair value adjustments on loans	10,587	6,917	(83,346)	143,958
Realized and unrealized losses (gains) on investments	75,361	(19,071)	84,960	136,205
Other investment related expenses	(6,575)	(23,039)	3,377	(61,834)
Total Operating EBITDA Adjustments	79,373	(35,193)	4,991	218,329
Operating Adjusted EBITDA	$107,492	$106,244	$267,834	$264,651

# # #

Contacts

Investors	Media
Mike Frank	Jo Anne McCusker
ir@brileyfin.com	jmccusker@brileyfin.com
(212) 409-2424	(646) 885-5425

Source: B. Riley Financial, Inc.

www.brileyfin.com | NASDAQ: RILY	8